SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT UNDER SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2006

MC SHIPPING INC.
(Exact name of the registrant as specified in its charter)

LIBERIA	1-10231	98-0101881
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Richmond House, 12 Par-la-ville Road, Hamilton HM CX. Bermuda
(Address of principal executive offices)

441-295-7933
(Registrant's telephone number, including area code)

Not Applicable
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of acquisition or disposition of assets

On December 18, 2006, the Company sold the LPG carriers, Auteuil, Deauville, Cheltenham, Malvern, Coniston and Longchamp to Beteiligungsgesellschaft LPG Tankerflotte mbH & Co. KG (“LTF”), a special purpose German KG company formed by the German finance house MPC Munchmeyer Petersen AG (“MPC”) for a total price of $52 million (see exhibits 99.1 to 99.6).

The Company will time-charter back each vessel for a period of minimum four years at $225,000 per month and reinvest approximately $5.4 million in the KG company for 25% of the equity, thereby remaining committed to the ships and its customers. The vessels’ technical management will remain with Hanseatic.

As part of the transaction, the Company has agreed to guarantee the difference between the full management budget and the actual ship operating expenses for an amount not to exceed $135 per day and per vessel for four years after the delivery of each vessel (see exhibit 99.7 - Opex Guarantee agreement).

LTF is a limited partnership with equity in the amount of approximately $21.7 million. The limited partners of LTF include MC Shipping with an equity contribution of approximately $5.4 million (25%) and certain German individual investors, that are still to be found (75%). The limited partners will participate in the profits and losses of the partnership in accordance with the ratio of their partnership interest. An Advisory Board will be elected by the limited partners and general partner at the first shareholder meeting.

LTF will borrow $33.8 million from Hypo Vereinsbank to finance the balance of the purchase price of the vessels and the working capital. The bank loan bears interest at 5.76% and is repayable in 32 equal quarterly installments beginning 6 months after delivery of the respective vessel. The loan is secured by mortgages on the vessels and is non-recourse to the partners of LTF.

Proceeds and reinvestment

The actual delivery of the vessels will take place in January 2007, except for the Deauville delivery that will take place mid 2007. Upon the actual delivery of each vessel, the Company will prepay its corresponding portion of the New Fortis Loan, in total such amount was $22,231,112 as of December 18, 2006. The Company had entered into an interest rate swap agreement as a result of which the variable rate of the New Fortis Loan, exclusive of margin, had been fixed at 3.075 % until October 2007. This swap agreement was terminated on December 21, 2006 and the Company received $386,800, the fair value of the swap on such date.

After the $5.4 million reinvestment in LTF and the repayment of the New Fortis Loan, the net proceeds to the Company will be approximately $23.4 million. The Company expects to reinvest the excess proceeds in other LPG vessels and is looking actively at several potential acquisitions. However, the Company does not currently have any commitment for capital expenditures.

Accounting policy

The transaction is a sale and leaseback with continuing involvement: it does not qualify for sale-leaseback accounting and will be accounted for as a financing (FAS 98). As a result:

-	the vessels will remain on the balance sheet of the Company and will be depreciated to zero over 4 years.
-
the revenues from chartering out the vessels by the Company will be recorded as revenues, just as previously. The Company cannot estimate at this time the revenues it will derive from the employment of the vessels over the next four years, since the vessels are currently employed on voyages or on time charter not exceeding one year.

-
the Company will not pay for the vessels’ operating expenses since it is time-chartering the vessels from LTF, however it is guaranteeing up to $135 per day per vessel if the operating expenses exceed a pre-agreed budget.

-
upon receiving the $52 million proceeds, the company will record a liability of equal amount. This liability is considered as the present value of all the payments to be made to LTF. After the $23.2 million repayment of the New Fortis Loan, the debt of the company will therefore increase by 28.8 million.

-
each charter payment paid to LTF will be recorded part as interest and part as principal. The breakdown between principal and interest will be calculated so that the $52 million liability is amortized over 4 years.

-	The company will record an investment in associated company for $5.4 million.
-
At the end of the four years, the Company will have repaid the $52 million debt, fully depreciated the vessels, it will have a 25% stake in LTF and the $24.4 million cash proceeds which will have been reinvested.

Exhibit 99.1: Memorandum of agreement for the sale of Auteuil
Exhibit 99.2: Memorandum of agreement for the sale of Deauville
Exhibit 99.3: Memorandum of agreement for the sale of Cheltenham
Exhibit 99.4: Memorandum of agreement for the sale of Coniston
Exhibit 99.5: Memorandum of agreement for the sale of Malvern
Exhibit 99.6: Memorandum of agreement for the sale of Longchamp
Exhibit 99.7: Operating expenses guarantee agreement

Pursuant to the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MC SHIPPING INC.

Date : December 22, 2006	/S/ A.S. CRAWFORD
Antony S. Crawford
Chief Executive Officer
(Principal Executive Officer)